               Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes Thomas A. Broughton III and William M. Foshee, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf the ServisFirst Bancshares, Inc. Annual Report on Form 10-K for the year ended December 31, 2020.

Hereby executed by the following persons in the capacities indicated on February 18, 2019, in Birmingham, Alabama.

Name	Title

/s/ Irma L. Tuder Irma L. Tuder	Director

/s/ Joseph R. Cashio Joseph R. Cashio	Director

/s/ James J. Filler James J. Filler	Director

/s/ Michael D. Fuller Michael D. Fuller	Director

/s/ Hatton C.V. Smith Hatton C.V. Smith	Director

/s/ Christopher J. Mettler Christopher J. Mettler	Director